UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 16, 2007

SPECTRE GAMING, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-25764	41-1675041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 23rd Avenue N.
Minneapolis, Minnesota 55447
(Address of principal executive offices)(Zip Code)

(763) 553-7601
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 16, 2007, Spectre Gaming, Inc. (the “Company”) entered into a Securities Purchase Agreement with PDS Gaming Corporation, pursuant to which the Company offered and sold a term promissory note to PDS Gaming in the aggregate principal amount of $320,400. The promissory note was offered and sold in satisfaction of royalty payments previously and prospectively owed to PDS Gaming by the Company under that certain PDS/Spectre Royalty Agreement by and between the Company and PDS Gaming dated June 29, 2006. Principal and interest under the promissory note will be fully due and payable on December 18, 2007. Under the Securities Purchase Agreement, the promissory note was issued such that it began to accrue interest, at the rate of 55% per annum, as of December 18, 2006. Interest under the promissory note is payable only in shares of the Company’s common stock valued at $1.10 per share and will be issued in advance. In sum, a total of 160,200 common shares in satisfaction of interest will be issued to PDS Gaming.

In connection with the transaction, the Company granted PDS Gaming piggyback registration rights with respect to the common shares issued for interest. Also in connection with the transaction, the Company entered into a License Agreement with PDS Gaming pursuant to which it granted PDS Gaming the right o use the Company’s intellectual property in the event that PDS Gaming forecloses on any obligations of the Company owed to PDS Gaming in connection with the Master Loan Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above relating to the Company’s issuance of a promissory note to PDS Gaming Corporation are incorporated into this Item 2.03 by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRE GAMING, INC.

/s/ Kevin M. Greer
Date: March 16, 2007	Kevin M. Greer
Chief Financial Officer